Exhibit 99.1
Cognex Appoints Sami Atiya and Chris Donato to Board of Directors

February 17, 2026 – Natick, MA – Cognex Corporation (NASDAQ: CGNX), (“Cognex”), the global technology leader in industrial machine vision, today announced the appointments of Dr. Sami Atiya and Mr. Chris Donato to Cognex’s Board of Directors (the “Board”), effective March 2, 2026.

“We are excited to welcome Sami and Chris to our Board,” said Matt Moschner, President and CEO. “We remain focused on our strategic objectives of becoming the leading provider of AI technology for industrial machine vision, delivering the best customer experience in our industry and doubling our customer base over the next five years. The addition of Sami’s and Chris’ significant experience complements this strategy by bringing industry and market expertise, as well as deep knowledge of modern sales tools. I look forward to partnering with them and the entire Board as we execute on our next phase of profitable growth.”

In conjunction with the appointments of Dr. Atiya and Mr. Donato, Robert Willett, former CEO of Cognex, and Dr. Dianne Parrotte will retire from the Board, effective March 2, 2026.

“We are grateful to Rob and Dianne for their expertise and guidance during their tenures on our Board. Each has made tremendous contributions to Cognex, Rob as a director and our former CEO and Dianne as a director,” said Anthony Sun, Chairman of Cognex’s Board of Directors. “We are also pleased to welcome Sami and Chris as our newest directors. Sami’s 30 years of executive leadership experience in automation, robotics, AI and medical technology, paired with Chris’ 25 years of experience driving enterprise sales and profitable growth, will add valuable skillsets and perspectives to Cognex’s boardroom.”

The appointments of Dr. Atiya and Mr. Donato follow an extensive search led by the Board’s Nominating, Governance and Sustainability Committee. With these additions, the Board will have appointed six independent directors since 2021, reflecting the Board’s commitment to ensuring it has the right skills and experiences to lead Cognex into its next phase of growth.

About Sami Atiya
Sami Atiya, 62, previously served in several leadership roles at ABB Ltd. from 2016 to 2025, including most recently as President of the Robotics and Discrete Automation business and as a Member of the Group Executive Committee. Prior to this, Dr. Atiya spent nearly two decades at Siemens AG, where he served as Division CEO of Mobility and Logistics within Siemens Infrastructure from 2011 to 2015 and as CEO of the Computer Tomography and Radiation Oncology business at Siemens Healthcare from 2008 to 2011. Dr. Atiya currently serves on the Board of Directors of SGS SA, a provider of laboratory testing, product inspection, certification and consulting services globally, a position he has held since 2020. Dr. Atiya holds an MBA from the Massachusetts Institute of Technology, a PhD from the University of Wuppertal, Germany and a Master of Science from the University of Karlsruhe, Germany.

About Chris Donato
Chris Donato, 60, has served as President and Chief Revenue Officer of Zendesk, Inc. since May of 2024, responsible for Zendesk’s global go-to-market organization. Prior to this, Mr. Donato was President of Global Sales and Field Engineering at Celonis SE from 2021 to 2024. He spent 25 years at Oracle Corporation in various leadership roles, including as EVP of Applications and Consulting, North America from 2016 to 2021. Mr. Donato holds a Bachelor of Science from Susquehanna University and is a former Trustee at Lafayette College.

Forward-Looking Statements

Certain statements made in this press release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Readers can identify these forward-looking statements by our use of the words such as “expects,” “anticipates,” “estimates,” "potential," “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall,” “could,” “should,” "opportunity," "goal" and similar words and other statements of a similar sense. These statements are based on our current estimates and expectations as to prospective events and circumstances, which may or may not be in our control and as to which there can be no firm assurances given. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, risks and uncertainties, including, but not limited to, those set forth in the “Risk Factors” and related discussions in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2025. Cognex cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Cognex disclaims any obligation to subsequently revise forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date such statements are made.

About Cognex

For over 40 years, Cognex has been making advanced machine vision easy, paving the way for manufacturing and distribution companies to become faster, smarter, and more efficient through automation. Innovative technology in our vision sensors and systems solves critical manufacturing and distribution challenges, providing unparalleled performance for industries from automotive to consumer electronics to packaged goods.

Cognex makes these tools more capable and easier to deploy thanks to a longstanding focus on AI, helping factories and warehouses improve quality and maximize efficiency without needing highly technical expertise. We are headquartered near Boston, USA, with locations in over 30 countries and more than 30,000 customers worldwide. Learn more at cognex.com.

IR Contact:
Greer Aviv – Head of Investor Relations
Cognex Corporation
ir@cognex.com
2